Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-112084 and 333-117697 on Form S-3 and in Registration Statement Nos. 333-100349, 333-61614, 333-44870, 333-107810, 333-121282 and 333-121283 on Form S-8 of our reports dated February 20, 2007, (which reports express an unqualified opinion and include an explanatory paragraph referring to the Company adopting the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share Based Payments” effective January 1, 2006) relating to the consolidated financial statements and financial statement schedule of Community Health Systems, Inc. and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Community Health Systems, Inc. for the year ended December 31, 2006.

/s/  Deloitte & Touche LLP

Nashville, Tennessee
February 20, 2007

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